EXHIBIT 10.15

AGREEMENT

This AGREEMENT is made and entered into this 6th day of December, 2016, by and between HKM Minerals (“HKM”), of Scottsdale, Arizona, and El Capitan Precious Metals, Inc. (“ECPN”), of Scottsdale, Arizona.

In consideration of the mutual promises and covenants contained herein, the Parties do hereby agree as follows:

1.          The Parties acknowledge that they are entering into this Agreement for the purpose of processing and concentrating of the ore of ECPN by H KM as soon as possible.

2.          HKM shall obtain and secure the necessary equipment to begin the processing and concentrating of ECPN ore as soon as possible. In addition, HKM shall provide the necessary manpower to operate the subject equipment and to conduct the processing and concentrating contemplated by this Agreement.

3.          HKM shall process and concentrate the subject ore that best suits the purposes of ECPN at the present time. HKM shall make all day-to-day decisions and carry out all the day-to-day activities in regard to processing and concentrating the ECPN ore as contemplated by this Agreement.

4.          In carrying out its duties and responsibilities under this Agreement, HKM shall establish a Pilot Plant to process and concentrate the subject ECPN ore. In doing so, HKM shall determine the location, the structure, the necessary equipment, and all such other matters related to these matters. HKM shall also provide its confidential and proprietary technology to do so.

5.          ECPN, with the cooperation and assistance of HKM, shall have the necessary ECPN ore transported to the said Pilot Plant. Each of the Parties to this Agreement shall bear their own costs in carrying out their duties and responsibilities under this Agreement. However, ECPN shall advance certain sums of money to HKM to facilitate the activities contemplated by this Agreement. The amount to be advanced shall be mutually agreed upon by the Parties. Such advances shall be repaid by HKM to ECPN from the proceeds of the sale of concentrates generated by the Pilot Plant, as hereafter described.

6.          From the proceeds received from the sale of concentrates generated by the Pilot Plant, al I operating and implementation expenses of the Pi lot Plant shall first be reimbursed to the Party that paid such operating expenses. Thereafter, all net proceeds shall be divided equally between the Parties, except for the repayment of advances by ECPN to HKM, which will be mutually agreed upon between the Parties. These disbursements will be made, to the extent possible, on a monthly basis.

7.          The subject Pilot Plant, including all equipment and technology, shall be owned exclusively by HKM. The Pilot Plant, however, shall be used exclusively for the production and concentration of ECPN ore, except for testing, demonstrations, or as otherwise mutually agreed upon by the Parties. ECPN will not be required to provide its ore to HKM on an exclusive basis.

8.          The term of this Agreement shall be for the period beginning upon execution of this Agreement and continuing so long as the operation of the subject pilot plant primarily continues for the production and concentration of ECPN ore, or as otherwise mutually agreed upon between the Parties.

9.          It is the current intent of the Parties to have HKM establish and construct a larger initial production line facility for the concentration of ECPN and other ore as soon as possible after proving the success of the Pilot Plant. Such initial production facility, including all technology used there in shall be owned and operated exclusively by HKM, but HKM shall continue to process and concentrate the ore of ECPN as mutually agreed upon between the Parties. At the time of the establishment of such initial production line plant, the Parties shall enter into .a new agreement governing their relationship at that time, and the Pilot Plant will become the sole property of HKM without restriction.

10.          ECPN and HKM shall cooperate with one another in all respects. In doing so, the Parties will undertake joint efforts and meetings as is necessary. The Parties will provide one another with requested non-proprietary and otherwise confidential information as needed and will voluntarily provide status reports to one another. The Parties shall work vigorously for the best interests of each other.

11.          The relationship between ECPN and HKM is that of independent contractors. The Parties are not agents, partners, joint venturers, or employees of the other. As such, each Party shall be responsible for the payment of its own taxes and for its other governmental and business obligations. Neither party may in any way bind or obligate the other Party nor suggest or represent that it has the right to do so.

12.          Each of the Parties to this Agreement shall hold the other Party harmless and indemnify the other Party for liability or damages caused by the activities of such Party, within the scope of their relationship as independent contractors.

13.          This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter addressed herein. All prior and contemporaneous agreements, understandings, conditions, warranties, and representations are hereby superseded by this Agreement.

14.          Any modification or change in this Agreement must be in writing, executed by an officer of ECPN and HKM. No representative has the right or authority to make any oral or written modifications of this Agreement.

15.          Should one of the sections or provisions of this Agreement, or any word, phrase, sentence, clause, or paragraph thereof be declared invalid, illegal, or unenforceable in any respect by any federal, state, county, or municipal government, such validity, legality, and enforceability of the remaining sections and provisions hereof and any other applications thereof shall not in any way be affected or impaired thereby and will remain in full force and effect as if such invalid or illegal sections or provisions were omitted.

16.          No waiver of any breach of any condition, covenant, or agreement herein shall constitute a continuing waiver or a waiver of any subsequent breach of the same or any other condition, covenant, or agreement.

17.          The Parties agree to negotiate  in good faith to resolve any disputes, disagreements, questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between themselves. If such matters cannot be resolved by negotiation between the Parties, such matters shall be resolved by using a single arbitrator and procedures established by such arbitrator. Judgment upon any award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney's fees. Venue of such arbitration shall be in Maricopa County, Arizona. Either Party may make a demand for arbitration by filing the demand in writing with the other Party. This provision for arbitration shall be an absolute bar to any other legal proceedings between the Parties hereto. This Agreement shall be construed in accordance with the laws of the State of Arizona.

IN WI1NESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HKM MINERALS		EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ David Davidson	By:	/s/ John Stapleton
CEO and President